                                                        EXHIBIT 12.1
                                            AMERICAN EXPRESS CREDIT CORPORATION
                                      (a wholly-owned subsidiary of American Express
                                          Travel Related Services Company, Inc.)


                                COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                                                  (Dollars in millions)


                                        Six Months
                                          Ended
                                         June 30,
                                       (Unaudited)                            Years Ended December 31,
                                   ---------------------       -------------------------------------------------------
                                   2001        2000            2000        1999       1998       1997       1996
                                   ----        ----            ----        ----       ----       ----       ----
Earnings:

Net income                         $  160      $  146          $  286      $  223     $  237     $  212      $  215
Income tax provision                   80          79             150         120        128        114         115
Interest expense                      783         683           1,459       1,130      1,190      1,125       1,117
                                   ------      ------          ------      ------     ------     ------      ------
Total earnings (a)                 $1,023        $908          $1,895      $1,473     $1,555     $1,451      $1,447
                                   ======      ======          ======      ======     ======     ======      ======

Fixed charges:
Interest expense (b)                 $783        $683          $1,459      $1,130     $1,190     $1,125      $1,117
                                   ======      ======          ======      ======     ======     ======      ======

Ratio of earnings
   to fixed charges (a/b)            1.31        1.33            1.30        1.30       1.31       1.29        1.30






Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

                                                        EXHIBIT 12.2
                                                  AMERICAN EXPRESS COMPANY
                                COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (Dollars in millions)


                                     Six Months
                                       Ended
                                      June 30,
                                        2001                                Years Ended December 31,
                                                      ------------------------------------------------------------------
                                    (Unaudited)           2000          1999          1998         1997          1996
                                    -----------           ----          ----          ----         ----          ----
Earnings:

Pretax income from
   continuing operations                $ 894             $3,908        $3,438        $2,925       $2,750        $2,664
Interest expense                        1,577              2,952         2,178         2,224        2,122         2,160
Other adjustments                          86                163           151           124          127           139
                                       ------             ------        ------        ------       ------        ------
Total earnings (a)                     $2,557             $7,023        $5,767        $5,273       $4,999        $4,963
                                       ------             ------        ------        ------       ------        ------

Fixed charges:
   Interest expense                    $1,577             $2,952        $2,178        $2,224       $2,122        $2,160
   Other adjustments                       84                165           152           129          129           130
                                       ------             ------        ------        ------       ------        ------
Total fixed charges (b)                $1,661             $3,117        $2,330        $2,353       $2,251        $2,290
                                       ------             ------        ------        ------       ------        ------

Ratio of earnings
   to fixed charges (a/b)                1.54               2.25          2.48          2.24         2.22          2.17

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company ("American Express") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.